Filed Pursuant to Rule 433
Registration Statement No. 333-189888
Royal Bank of Canada Market Linked Securities
Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Russell 2000 ETF due December 4, 2017
Final Term Sheet to Pricing Supplement No. WFC74-C dated November 26, 2014

Final terms

Issuer	Royal Bank of Canada
Term	Approximately 3.5 years
Fund	iShares® Russell 2000 ETF
Pricing Date	November 26, 2014
Original Issue Date	December 2, 2014
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	December 4, 2017
Initial Fund Price	$118.43, the closing price of the Fund on the pricing date
Final Fund Price	The closing price of the Fund on the valuation date
Maximum Maturity Payment Amount	$1,310.00 per security
Buffer Price	$106.59, 90% of the Initial Fund Price (rounded to two decimal places)
Participation Rate	150%
Valuation Date	November 27, 2017
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission	2.44%, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	78010U5K9

Investment description

•	Linked to the iShares® Russell 2000 ETF

•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Fund from its Initial Fund Price to its Final Fund Price.

The payment at maturity will reflect the following terms:

o If the price of the Fund increases:

You will receive the initial public offering price plus 150%  participation in the upside performance of the Fund, subject to a maximum total return at maturity of 31.00% of the initial public zffering price

o If the price of the Fund decreases but the decrease is not more than 10%:

You will be repaid the initial public offering price

o If the price of the Fund decreases by more than 10%:

You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

•	Investors may lose up to 90% of the initial public offering price

•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue the Fund or any securities held by the Fund for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the date of the accompanying pricing supplement is $962.45 per $1,000 in principal amount, which is less than the public offering price.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying pricing supplement for further information.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This final term sheet should be read in conjuction with the accompanying pricing supplement, prospectus supplement and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on the maximum maturity payment amount of $1,310.00 per $1,000 security, the participation rate of 150%  and the Buffer Price equal 90% to of the Initial Fund Price.

This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual Final Fund Price and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Fund Price		Percentage Change from the Initial Fund Price to the Hypothetical Final Fund Price	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre-Tax Total Rate of Return on the Securities
$59.22		-50.00%	$600.00	-40.00%
$65.14		-45.00%	$650.00	-35.00%
$71.06		-40.00%	$700.00	-30.00%
$76.98		-35.00%	$750.00	-25.00%
$82.90		-30.00%	$800.00	-20.00%
$88.82		-25.00%	$850.00	-15.00%
$94.74		-20.00%	$900.00	-10.00%
$100.67		-15.00%	$950.00	-5.00%
$106.59	(2)	-10.00%	$1,000.00	0.00%
$109.55		-7.50%	$1,000.00	0.00%
$112.51		-5.00%	$1,000.00	0.00%
$115.47		-2.50%	$1,000.00	0.00%
$118.43	(3)	0.00%	$1,000.00	0.00%
$121.39		2.50%	$1,037.50	3.75%
$124.35		5.00%	$1,075.00	7.50%
$127.31		7.50%	$1,112.50	11.25%
$130.27		10.00%	$1,150.00	15.00%
$133.23		12.50%	$1,187.50	18.75%
$136.19		15.00%	$1,225.00	22.50%
$142.12		20.00%	$1,300.00	30.00%
$142.91		20.667%	$1,310.00	37.50%
$153.96		30.00%	$1,310.00	31.00%
$159.88		35.00%	$1,310.00	31.00%
$165.80		40.00%	$1,310.00	31.00%
$171.72		45.00%	$1,310.00	31.00%
$177.65		50.00%	$1,310.00	31.00%

(1)	Based on the maximum maturity payment amount of $1,310.00.

(2)	This is the Buffer Price.

(3)	This is the Initial Fund Price.

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the Final Fund Price is greater than the Initial Fund Price, the maturity payment amount per security will equal the lesser of:

(i)

(ii)	the maximum maturity payment amount

•	If the Final Fund Price is equal to or less than the Initial Fund Price but greater than or equal to the Buffer Price, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Fund Price is less than the Buffer Price, the maturity payment amount per security will equal:

In such a case, you will lose up to 90% of your principal.

iShares® Russell 2000 ETF daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2004 to November 26, 2014.  The closing price on November 26, 2014 was $118.45.  The historical performance of the Fund is not an indication of its future performance during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement.  Please review those risk disclosures carefully.

•	Your investment may result in a loss of up to 90% of your principal

•	You will not receive interest payments on the securities

•	Your yield may be lower than the yield on a standard debt security of comparable maturity

•	Your return is limited and will not reflect the return of owning the Fund or the common stocks held by the Fund

•	Owning the securities is not the same as owning the shares of the Fund or the common stocks held by the Fund

•	There may not be an active trading market for the securities

•	The amount to be paid at maturity is not linked to the price of the Fund at any time other than the valuation date

•	Many factors affect the market value of the securities

•	The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

•	An investment in the securities is subject to risks associated with stocks with a small market capitalization.

•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities

•	The policies of the Fund investment adviser and changes that affect the Underlying Index could affect the amount payable on the securities and their market value

•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor

•	Historical prices of the Fund should not be taken as an indication of the future prices of the Fund during the term of the securities

•	Hedging transactions may affect the return on the securities

•	Our initial estimated value of the securities is less than the initial public offering price

•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value

•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities were set

•	Potential conflicts of interest could arise

•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Fund Price and the maturity date if a market disruption event occurs on the valuation date

•	There are potential conflicts of interest between you and the calculation agent

•	The tax treatment of the securities is uncertain and gain on the securities may be treated as ordinary income under the constructive ownership rules

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada at 1-866-609-6009.

Consult your tax advisor
Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock, Inc. (BlackRock) or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Underlying Index or any of the iShares Funds.